UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 27, 2018

GCI, LLC
(Exact name of registrant as specified in its charter)

Delaware	0-05890	92-0072737
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.
Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 27, 2018, GCI, LLC (the “Borrower”), a wholly owned subsidiary of GCI Liberty, Inc., entered into an Amendment Agreement among the Borrower, the subsidiary guarantors party thereto, the lenders party thereto, Credit Agricole Corporate and Investment Bank, as administrative agent, and the other parties thereto (the “Amendment Agreement”). The Amendment Agreement amended and restated the Fifth Amended and Restated Credit Agreement of the Borrower dated as of March 9, 2018, and refinanced the revolving credit facility and Term Loan A with a new revolving credit facility, leaving the existing Term Loan B in place (the “Amended Credit Facilities”).

The Amended Credit Facilities include a $550 million revolving credit facility, with a $25 million sub-limit for standby letters of credit, and a $241 million Term Loan B. The borrowings under the Amended Credit Facilities bear interest at either the alternate base rate or LIBOR (based on an interest period selected by the Borrower of one month, two months, three months or six months) at the Borrower’s election in each case plus a margin. The revolving credit facility borrowings that are alternate base rate loans bear interest at a per annum rate equal to the alternate base rate plus a margin that varies between 0.50% and 1.75% depending on the Borrower’s total leverage ratio. The revolving credit facility borrowings that are LIBOR loans bear interest at a per annum rate equal to the applicable LIBOR plus a margin that varies between 1.50% and 2.75% depending on the Borrower’s total leverage ratio. Term Loan B borrowings that are alternate base rate loans bear interest at a per annum rate equal to the alternate base rate plus a margin of 1.25%. Term Loan B borrowings that are LIBOR loans bear interest at a per annum rate equal to the applicable LIBOR plus a margin of 2.25%.

The borrowings under the revolving credit facility are scheduled to mature on December 27, 2023, and the Term Loan B is scheduled to mature on February 2, 2022; provided that, if the Borrower’s 6 ¾% Senior Notes due 2021 are not refinanced by December 3, 2020, then all of the loans under the Amended Credit Facilities become due on such date, and, if the Term Loan B is not refinanced by August 6, 2021, the revolving credit facility becomes due on such date. Annual principal payments are due on the Term Loan B equal to 1% of the original principal amount. The loans are subject to customary mandatory prepayment provisions. Each loan may be prepaid at any time and from time to time without penalty other than customary breakage costs. Any amounts prepaid on the revolving credit facility may be reborrowed.
The payment and performance of the Borrower’s obligations under the Amended Credit Facilities are guaranteed by the each of the Borrower’s subsidiaries, other than certain excluded subsidiaries, and are secured by security interests on substantially all of the assets of the Borrower and the subsidiary guarantors and a pledge of the equity interests in each subsidiary guarantor.

The Amended Credit Facilities contain certain affirmative and negative covenants, including certain restrictions on the Borrower and its subsidiaries with respect to, among other things: incurring additional indebtedness; creating liens on property or assets; making certain loans or investments; selling or disposing of assets or equity of subsidiaries; paying certain dividends and other restricted payments; dissolving, consolidating or merging; entering into certain transactions with affiliates; entering into sale or leaseback transactions; restricting subsidiary distributions; acquiring businesses; prepaying certain indebtedness; amending certain material agreements; entering into hedging arrangements; and restricting the Borrower’s total leverage ratio and senior leverage ratio.

Borrowings under the revolving credit facility were used at closing to refinance the Term Loan A and revolving loans under the refinanced credit facilities, and to pay related expenses. Future borrowings under the revolving credit facility may be used for general corporate purposes.
The foregoing description of the Amended Credit Facilities is qualified in its entirety by reference to the Amendment Agreement, which will be filed as an exhibit to the Borrower's Annual Report on Form 10-K for year ended December 31, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2019

GCI, LLC

By:     /s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President